BMB MUNAI, INC. EXTENDS EXPIRATION OF EXCHANGE OFFER FOR ITS CONVERTIBLE NOTES TO SEPTEMBER 18, 2007

SALT LAKE CITY, UT (AMEX: KAZ) – September 10, 2007 - BMB Munai, Inc. (“BMB” or the “Company”) today announced that it has extended the expiration date of the exchange offer for its convertible notes to September 18, 2007. Pursuant to the exchange offer, the Company is offering to the holders of its U.S. $60,000,000 5.0 per cent. Convertible Notes due 2012 issued pursuant to a Trust Deed dated July 13, 2007 (the “Original Notes”) the opportunity to exchange all of their Original Notes for U.S. $60,000,000 5.0% Convertible Senior Notes due 2012 to be issued pursuant to a New York law-governed trust indenture to be entered into on the closing of the exchange offer. Except for the extension of the expiration date, the terms of the exchange offer remain unchanged.

The extension has been made to allow holders of outstanding Original Notes who have not yet tendered their Original Notes to do so. As of 5:00 p.m. (New York time) on September 10, 2007, the original expiration date of the exchange offer, approximately $28,000,000 in aggregate principal amount of the Original Notes had been tendered. BMB will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the new expiration date of the exchange offer at 5:00 p.m. (New York time) on Tuesday, September 18, 2007, unless subsequently extended. The Company does not currently intend to extend the exchange offer any further.

The securities offered pursuant to the exchange offer have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to U.S. persons. The exchange offer is in accordance with Regulation S under the Securities Act and in compliance with the laws and regulations applicable in each country where the exchange offer is taking place.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of BMB and there shall not be any sale of any securities of BMB in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

AMEX has neither approved nor disapproved of the contents of this press release.

Contacts:

In the US: Adam R. Cook, Corporate Secretary

(801) 355-2227, E-mail: USoffice@bmbmunai.com

In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations

+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

This release contains “forward-looking” statements regarding BMB Munai’s intentions with respect to the exchange offer discussed above. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and BMB Munai assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.